Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ron Ford and Herbert D. Montgomery, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, to sign any and all amendments (including post-effective amendments) to the Annual Report on Form 10-K, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

/s/ Ron D. Ford	Chief Executive Officer and Director
Ron D. Ford	(Principal Executive Officer)

/s/ Herbert D. Montgomery	Executive Vice President, Chief Financial Officer,
Herbert D. Montgomery	and Director
(Principal Financial Officer)

/s/ Anthony D. Thomopoulos	Chairman of the Board of Directors
Anthony D. Thomopoulos

/s/ Thomas Kinkade	Director
Thomas Kinkade

/s/ Moe Grzelakowski	Director
Moe Grzelakowski

/s/ Eric Halvorson	Director
Eric Halvorson

/s/ C. Joseph LaBonte	Director
C. Joseph LaBonte

/s/ Donald Potter	Director
Donald Potter

/s/ Richard Stearns	Director
Richard Stearns